EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) was initially made and entered into effective as of June 6, 2002 (the “Effective Date”), by and between Bell Microproducts Inc., a California corporation (the “Company”), and Richard J. Jacquet (the “Executive”), and is hereby amended and restated effective as of the last date signed below.

RECITALS:

WHEREAS, Executive desires to obtain employment with the Company and the Company desires to employee Executive subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENTS:

1. Employment Duties.  The Company shall employ Executive in the capacity of Senior Vice President, Human Resources for the Company, with such powers and duties in that capacity as may be established from time to time by the Company in its discretion.  Executive will devote his best efforts, attention and energies to the Company’s business.  During Executive’s employment, he will not engage in any other business activities, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage.  However, nothing in this Agreement shall prevent Executive from being engaged in business activities outside the Company so long as such activities require no active participation by Executive that in any way interferes with Executive’s duties and responsibilities to the Company, competes with the business of the Company, or creates an actual or apparent conflict of interest with Executive’s employment by the Company.  Executive understands and agrees that he will inform the Company of any current outside business activities in which he is engaged as of the execution of this Agreement, and in the future will inform the Company of any additional outside business activities in which he seeks to engage in advance of such engagement.

2. Term of Employment.  Unless his employment is earlier terminated in accordance with Sections 12, 13, 14, or 15 of this Agreement or as provided in this Section, Executive shall be employed on the Effective Date and shall continue employment through June 26, 2005 (the “Initial Term”).  This Agreement, and Executive’s employment under this Agreement, shall automatically be extended for consecutive twelve (12) month periods (each such period referenced as a “Subsequent Term”) unless at any time during the six months prior to the expiration of the Initial Term or any Subsequent Term, either the Company or Executive provides the other with written notice of its or his election not to extend the Agreement and Executive’s employment under this Agreement (“Notice of Non-renewal”).  In the event either Executive or the Company provides a Notice of Nonrenewal under this Section, the Company shall pay Executive his base salary and pro-rated auto allowance through his last date of employment (payable on the next payroll date) as well as a pro-rated bonus, if any, earned under the terms of the Management Incentive Plan (with the latter paid out at the same time as active employees, but no later than March 15 following the calendar year in which the Company’s fiscal year to which the bonus relates ends).  Executive shall not be entitled to any other payments or benefits of any kind except as provided in applicable benefit plan documents, stock option and/or restricted stock agreements, or as provided in Section 14 of this Agreement.

3. Compensation.  All compensation paid to Executive under this Agreement is subject to applicable withholding and deductions.

(a) Base Salary.  As compensation for services rendered hereunder, Executive shall receive an annual base salary of two hundred twenty-four thousand dollars ($224,000), less applicable withholding and deductions, at a rate payable in equal installments according to Company’s normal payroll practices.  Such salary shall be subject to review and change by the Company, in its sole discretion.

(b) Incentive Bonus Compensation.  On an annual basis, the Company’s Board of Directors, in its sole discretion, upon the recommendation of the Company’s Chief Executive Officer, shall establish Executive’s annual target incentive and performance metrics.  The Executive will receive an incentive bonus based on Executive’s achievement of the performance metrics in accordance with the Company’s Management Incentive Plan that the Company in its discretion may establish.  Any such bonuses shall be paid out no later than March 15 following the calendar year in which the Company’s fiscal year to which the bonus relates ends.

(c) Business Expenses.  In accordance with the Company’s policy governing travel and other expenses, the Company will reimburse Executive for approved and reasonable business expenses incurred by Executive in connection with the performance of his duties, provided that Executive properly submits to the Company receipts verifying such expenses.

(d) Employee Benefits.  Executive will be eligible to participate in such group health, life or disability plans and other benefit plans that Company may maintain from time-to-time for all employees, provided that Executive meets the respective eligibility requirements and subject to the terms and conditions of such plans as they exist from time to time.

(e) Financial Planning/Tax Preparation Allowance.  Executive shall be entitled to an allowance of up to $1,500 per calendar year as reimbursement for personal financial planning and tax preparation.  To receive the reimbursement, Executive will be required to submit supporting receipts that support the reimbursement.

4. Noncompetition.  As a condition to and in consideration of the terms of this Agreement, Executive agrees that, during Executive’s employment, and, if and only if severance benefits are being paid out under Section 14 hereof, also for a period of six (6) months following the termination of Executive’s employment, Executive will not, on Executive’s behalf or on behalf of any other person or entity, directly or indirectly, as an employee, proprietor, agent, partner, officer, director or otherwise, participate or engage in, manage, work for, broker for, operate, control, render advice or assistance to or be connected in any way with any other person or entity engaged in a business which is in direct competition with the Company’s principal business (as defined and discussed in Company’s documents filed with the Securities Exchange Commission from time to time) or any other business in which the Company or any Subsidiary was engaged at any point during Executive’s employment or other relationship with the Company.  It is expressly understood by the parties hereto that the only remedy for a breach of the noncompetition provisions of this Agreement following Executive’s employment shall be ceasing to provide further severance benefits pursuant to Section 14 hereof.

5. Non-solicitation.  As a condition to and in consideration of the terms of this Agreement, Executive agrees that, during Executive’s employment, and for a period of twelve (12) months following the termination of Executive’s employment, Executive will not, on Executive’s behalf or on behalf of any other person or entity:

(a) Directly or indirectly solicit, on Executive’s own behalf, or on behalf of another, any potential or existing customers, clients, accounts, vendors, licensors or licensees of the Company or any Subsidiary; or

(b) Directly or indirectly attempt to hire, or influence or solicit, or attempt to influence or solicit, any employee of the Company, or of any Subsidiary, to leave or terminate his or her employment, or to work for any other person or entity.  For purposes of this Section, “employee” shall mean any current employee, and any former employee who was employed with the Company or any Subsidiary at any time during the last twelve (12) months of Executive’s employment.

6. Confidential Information.  During Executive’s employment with the Company, and at all times after Executive’s resignation or the termination of Executive’s employment for any reason, whether voluntary or involuntary, Executive shall not directly or indirectly use or disclose any trade secret, proprietary or confidential information of the Company or any Subsidiary for the benefit of any person or entity other than the Company or any Subsidiary without prior written approval of the Company’s Chief Executive Officer.  For purposes of this Agreement, in addition to all materials and information protected by applicable statute or law, the parties acknowledge that confidential information shall include any information relating to the Company or any Subsidiary, whether in print, on computer disc or tape or otherwise, which is public information and not generally known by individuals outside the Company or any Subsidiary, including but not limited to information relating to research, development, technology, and/or processes; marketing, purchasing, sales, and/or servicing information, techniques, plans, proposals or reports; all financial information, reports and statements; information relating to sales and other financial strategies, plans and/or goals; information relating to proprietary rights and data, ideas, know-how, inventions, and/or trade secrets; information regarding current or potential clients or customers, client or customer lists and other client or customer information; information regarding active and inactive accounts of the Company or any Subsidiary; information relating to vendors, licensors or licensees of the Company or any Subsidiary; information provided by a client or vendor; personnel or employee information; and information relating to the Company’s or any Subsidiary’s methods of operation.

7. Work Product and Inventions.  Executive agrees that the Company shall be entitled to all of the benefits, profits, results and work product arising from or incident to all work, services, advice and activities of Executive, including without limitation all rights in inventions (as set forth below), trademark or trade name creations, and copyrightable materials.  Executive shall not, during the term of Executive’s employment with the Company, be interested, directly or indirectly, in any manner, including, but not limited to, as partner, officer, advisor, or in any other capacity in any other business similar to, or in competition with, the Company’s or any Subsidiary’s business.

Executive will communicate promptly and fully to the Company all inventions, discoveries, improvements or designs conceived or reduced to practice by Executive during the period of Executive’s employment with the Company (alone or jointly with others), and, except as provided in this Section, Executive will and hereby does assign to the Company and/or its nominees all of Executive’s right, title and interest in such inventions, discoveries, improvements or designs and all of Executive’s right, title and interest in any patents, patent applications or copyrights based thereon without obligation on the part of the Company or any Subsidiary to make any further compensation, royalty or payment to Executive.  Executive further agrees to assist the Company and/or its nominee (without charge but at no expense to Executive) at any time and in every proper way to obtain and maintain for its and/or their own benefit, patents for all such inventions, discoveries and improvements and copyrights for all such designs.

This Section does not obligate Executive to assign to the Company any invention, discovery, improvement or design for which no equipment, supplies, facility or trade secret, confidential or proprietary information of the Company or any Subsidiary was used and which was developed entirely on Executive’s own time, and (a) which does not relate (i) directly to the business of the Company or any Subsidiary, or (ii) to the Company’s or any Subsidiary’s actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by Executive for the Company or any Subsidiary.

8. Exempt Inventions.  Identified below by descriptive title are all of the inventions, if any, in which Executive possessed any right, title or interest prior to Executive’s employment with the Company or execution of this Agreement which are not subject to the terms hereof:

None

9. Copyrights.  Executive acknowledges that any documents, drawings, computer software or other work of authorship prepared by Executive within the scope of Executive’s employment is a “work made for hire” under U.S. copyright laws and that, accordingly, the Company exclusively owns all copyright rights in such works of authorship.  For purposes of this Section, “scope of employment” means that the work of authorship (a) relates to any subject matter pertaining to Executive’s employment, (b) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, projects or confidential information of the Company or any Subsidiary, or (c) involves the use of any time, material or facility of the Company or any Subsidiary.

10. Return of Property.  Executive shall, immediately upon Executive’s resignation or the termination of Executive’s employment for any reason, whether voluntary or involuntary, deliver to the Company all documents, materials and other items, whether on computer disc or tape or otherwise, including all copies thereof, belonging to the Company or any Subsidiary, or in any way related to the business of the Company or any Subsidiary, or the services Executive performed for the Company or any Subsidiary, including but not limited to, any documents, materials or items containing trade secret, proprietary, or confidential information, documents in any way relating to any inventions or copyrights, client or customer information, information relating to the Company’s or any Subsidiary’s processes or procedures and any other documents, materials or items of any sort relating to the Company or any Subsidiary.  Executive shall not retain any copies or summaries of any kind of documents and materials covered by this Section.

11. Injunctive Relief.  The parties recognize that irreparable damage will result to the Company if Executive violates or threatens to violate the terms of Sections 4 (but only during Executive’s employment), 5, 6, 7, 8, 9, or 10, and that the damages would be difficult to prove and quantify, and it is therefore agreed that, in the event of a breach of Section 4, 5, 6, 7, 8, 9, or 10, the Company shall be entitled to injunctive relief, in addition to all other legal and equitable remedies available to it.

12. Death or Inability to Perform Job Duties.

(a) Executive’s employment shall terminate automatically in the event of Executive’s death.  In such event, Executive’s estate shall receive Executive’s base salary and pro-rated auto allowance through Executive’s last date of employment as well as a pro-rated bonus, if any, earned under the terms of the Management Incentive Plan.  Executive’s estate shall not be entitled to any other payments or benefits of any kind except as provided in applicable benefit plan documents, stock option and/or restricted stock agreements.

(b) If, due to mental or physical disability, Executive is unable to perform the essential functions of Executive’s job, with or without reasonable accommodation, for a total of ninety (90) days within any twelve (12) month period, then the Company may terminate Executive.  Executive shall, in such event, receive his base salary and pro-rated auto allowance through his last date of employment (payable on the next payroll date) as well as a pro-rated bonus, if any, earned under the terms of the Management Incentive Plan (with the latter paid out at the same time as active employees, but no later than March 15 following the calendar year in which the Company’s fiscal year to which the bonus relates ends).  Executive shall not be entitled to any other payments or benefits of any kind except as provided in applicable benefit plan documents, stock option and/or restricted stock agreements.  Nothing in this Section shall limit the Company’s right to terminate Executive’s employment under any other section of this Agreement.

13. Termination of Executive’s Employment by the Company for Cause.  The Company may terminate Executive’s employment “for cause” at any time.  As used herein, “for cause” shall mean (i) any act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Executive, (ii) the conviction of a felony, (iii) a willful act by the Executive which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the Executive of a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has not substantially performed his duties, continued violations by the Executive of the Executive’s obligations to the Company which are demonstrably willful and deliberate on the Executive’s part.

In the event the Company terminates Executive’s employment for cause, Executive shall receive his base salary and pro-rated auto allowance through his last date of employment (payable on the next payroll date) as well as a pro-rated bonus, if any, earned under the terms of the Management Incentive Plan (with the latter paid out at the same time as active employees, but no later than March 15 following the calendar year in which the Company’s fiscal year to which the bonus relates ends).  Executive shall not be entitled to any other payments or benefits of any kind except as provided in applicable benefit plan documents, stock option and/or restricted stock agreements.

14. Termination of Executive’s Employment by the Company without Cause.  In the event the Company exercises its right to terminate Executive’s employment without cause under this Section, the Company will pay Executive his base salary and pro-rated auto allowance through his last date of employment as well as a pro-rated bonus, if any, earned under the terms of the Management Incentive Plan.  In addition, the Company shall pay Executive a severance payment of an amount equal to six (6) months of his then current base salary, less applicable withholding and deductions.  This payment will be paid as part of the Company’s normal payroll processing during the six (6) month period.  However, in order to receive the severance payment under this Section, Executive must first execute a waiver and release of claims agreement in the form prescribed by the Company (the “Release”).  In order to receive any severance payments or benefits set forth in this Section, the Release must become effective within fifty-two (52) days following Executive’s employment termination date or such earlier date as required by the Release (such deadline, the “Release Deadline”).  No severance payments or benefits pursuant to this Agreement will be paid or provided until the Release becomes effective.  Any severance payments or benefits to which Executive is entitled during such fifty-two (52) day period shall be paid by the Company to Executive in cash and in full arrears on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Internal Revenue Code Section 409A.  Executive shall not be entitled to any other payments or benefits of any kind except as provided in applicable benefit plan documents, stock option and/or restricted stock agreements.  This Section shall also apply if Executive voluntarily terminates his employment after the Company downgrades Executive position title, materially downgrades Executive’s responsibility, or reduces Executive’s salary or annual target incentive.  In the event that Executive’s employment termination would trigger severance benefits under both this Agreement and Executive’s Management Retention Agreement with the Company, Executive shall only receive severance benefits under the Management Retention Agreement and not under this Agreement.

15. Termination of Employment by Executive.  Executive may terminate his own employment with the Company with or without cause upon thirty (30) days prior written notice to the Company.  Executive shall be required to perform Executive’s job duties and will be paid his base salary through his last date of employment.  At the option of the Company, the Company may require Executive to terminate employment at any time during the thirty (30) day notice period.  In such event, Company will pay Executive his base salary for the remainder of the thirty (30) day notice period.  Executive shall, in addition, receive his pro-rated auto allowance through his last date of employment as well as a pro-rated bonus, if any, earned under the terms of the Management Incentive Plan.  Executive shall not be entitled to any other payments or benefits of any kind except as provided in applicable benefit plan documents, stock option and/or restricted stock agreements, or pursuant to the penultimate sentence of Section 14 hereof.

16. Code Section 409A.

(a) To the extent that any taxable reimbursements of expenses are provided under Section 3, they shall be made in accordance with Internal Revenue Code Section 409A, including the following provisions:

(i) The amount of any such expense reimbursement provided during one of Executive’s tax years shall not affect any expenses eligible for reimbursement in any other taxable year;

(ii) The reimbursement of the eligible expense shall be made no later than the last day of Executive’s tax year that immediately follows the year in which the expense was incurred; and

(iii) Executive’s right to any reimbursement shall not be subject to liquidation or exchange for another benefit or payment.

(b)           Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits payable to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be payable until Executive has a “separation from service” within the meaning of Section 409A.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(c)           Further, if Executive is a “specified employee” within the meaning of Section 409A at the time of separation from service (other than due to death), any Deferred Payments that otherwise are payable within the first six (6) months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service but prior to the six (6) month anniversary of Executive’s separation from service (or any later delay date), then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d)           Any severance payment that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of the Agreement.  Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of the Agreement.  For purposes of this paragraph, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e)           The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

17. Severability and Interpretation.  In the event that any provision of this Agreement is held invalid by a court of competent jurisdiction, the remaining provisions shall nonetheless be enforceable according to their terms.  Any provision held overbroad or unreasonable as written shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable under applicable law, and shall be enforced as amended.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

18. Survival.  Notwithstanding any provision of this Agreement to the contrary, the provisions of Sections 4, 5, 6, 7, 8, 9, 10, and 11 shall survive the termination of this Agreement and shall survive Executive’s resignation or the termination of his employment, whether voluntary or involuntary, and with or without cause.

19. Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be personally delivered or provided by facsimile (with confirmation of transmission) to the party receiving such notice or shall be delivered by Federal Express or similar overnight courier, addressed to the party to whom such notice is intended to be given as follows:

(a) Company:

Bell Microproducts Inc.

1941 Ringwood Avenue

San Jose, California  95131-1721

Attn: Sr. VP of Human Resources

Facsimile: (408) 467-2760

(b) Executive:

at the last address known to the Company

All notices shall be deemed given on the day when actually delivered as provided above, if delivered personally or by facsimile, or on the next business day after the date dispatched, if delivered by Federal Express or other overnight courier.

Either party may, by written notice hereunder, designate a change of address.  Any notice, if mailed properly addressed, postage prepaid, by registered or certified mail, shall be deemed dispatched on the registered date or the date stamped on the certified mail receipt, and shall be deemed received on the fifth business day thereafter, or when it is actually received, whichever is sooner.

20. Amendments.  This Agreement expresses the entire understanding of the parties and supersedes all prior agreements concerning the same subject matter.  It may not be changed orally.  Any change or modification must be made in writing and signed by the parties.

21. Governing Law.  The validity, enforceability, construction, and interpretation of this Agreement shall be governed by the laws of the State of California, without reference to its conflict of laws provisions.

22. Waiver by the Company.  Any waiver by the Company or Executive of any of its/his rights under this Agreement shall be made in a writing signed by the party seeking to effect the waiver of its/his rights and specifically designated as a waiver of a right or rights under this Agreement.  Neither the Company’s nor Executive’s failure to enforce a breach of this Agreement shall act as a waiver or otherwise prevent the Company or Executive from enforcing the Agreement as to such breach or any other breach.

23. Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below.

BELL MICROPRODUCTS INC.

By:	/s/ Andrew S. Hughes
Andrew S. Hughes
Its: Vice President, General Counsel
Date:	December 22, 2009

By:	/s/ Richard J. Jacquet
Executive
Date:	December 22, 2009